Exhibit (a)(1)(G)

Sport Chalet, Inc.
Form of Rejection of Notice of Withdrawal

Date:
To:
From:	Sport Chalet, Inc.
Re:	Rejection of Notice of Withdrawal

Unfortunately, we could not accept your Notice of Withdrawal for the following reasons(s):

[ ]	The Notice of Withdrawal was received after the expiration date for the Exchange Offer.

[ ]
The Notice of Withdrawal was not properly signed (please note that the Notice of Withdrawal must be signed exactly as your name appears on the stock agreement for the eligible options being withdrawn).

[ ]	It is unclear which eligible option grants are to be withdrawn and/or you failed to make any withdrawal elections.

If you wish to withdraw previously tendered eligible options and the Exchange Offer has not yet expired, please correct the defect noted above and resubmit your Notice of Withdrawal.

Your corrected Notice of Withdrawal must be received before 5:00 p.m., Pacific Time, on November 6, 2009 (or such later time and date as may apply if the Exchange Offer is extended).

If we do not receive a properly completed and acknowledged Notice of Withdrawal before the deadline noted above, all previously tendered eligible options will be cancelled and exchanged pursuant to the Exchange Offer.

If you have any questions, please contact Steve Teng at telephone number (818) 949-5371 or by e-mail at steng@sportchalet.com.